FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2016 RESULTS

COLUMBUS, Ohio - November 3, 2016 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or the “Company”) today announced results for the third quarter ended September 30, 2016.

Third Quarter 2016 Compared to Third Quarter 2015:

•	Net sales were $41.3 million compared to $48.0 million

•	Product sales were $33.8 million compared to $44.2 million

•	Gross margin was 13.5% compared to 17.3%

•	Operating income was $1.7 million compared to $3.9 million

•	Net income was $1.0 million, or $0.13 per diluted share, compared with $2.5 million, or $0.33 per diluted share

Nine Months 2016 Compared to Nine Months 2015:

•	Net sales were $125.8 million compared to $152.5 million

•	Product sales were $113.2 million compared to $145.6 million

•	Gross margin was 16.5% compared to 18.6%

•	Operating income was $8.4 million compared to $15.0 million

•	Net income was $5.4 million, or $0.70 per diluted share, compared with $9.7 million, or $1.27 per diluted share

Business Overview
Kevin L. Barnett, President and Chief Executive Officer of Core Molding Technologies, stated, “Consistent with our expectations headed into the third quarter, the cyclical decline in build-rates in the heavy-duty truck market resulted in a reduction of our product sales during the period. Lower demand from customers in the heavy-duty truck market was partially offset by an increase in demand from customers in the marine market. Partially offsetting the reduction in product sales was an increase in tooling sales as we completed several tooling projects related to both new and replacement programs during the quarter. Our gross margin declined during the quarter as a result of higher production costs and an unfavorable revenue mix shift, coupled with lower fixed cost absorption related to lower production levels. We continue to focus on reducing operating costs in response to decreasing sales while maintaining the ability to meet the volatile delivery requirements of our customers. While gross margin declined during the quarter, our year-to-date gross margin of 16.5% is within the norm of our historical levels. We also remain diligent in controlling selling, general and administrative costs, which resulted in third quarter 2016 selling, general and administrative expense as a percent of sales remaining roughly in line with the prior year level. Even with the declining product volume, we were able to continue to strengthen our financial position, adding nearly $4 million to our cash balance during the third quarter through free cash flow generation, which positions us well to invest in future growth initiatives.”

“We continue to focus on providing our customers with a wide range of material and process solutions and are proud to have recently announced the introduction of our new technology, HydriliteTM. This ultra-low density SMC formulation enables us to offer our customers a lower density material that supports their lightweighting efforts while providing structural durability and a high-quality surface appearance. We expect HydriliteTM to be attractive across our end markets given customers’ efforts to lightweight their products,” Mr. Barnett added.

Outlook
Mr. Barnett continued, “We anticipate our fourth quarter 2016 sales to be lower relative to 2015 as a result of the continued downturn in activity in the heavy-duty truck market and it is likely that this trend will continue into 2017, albeit to a lesser degree than in the current year. Industry sources currently forecast a decline in North American production of heavy-duty trucks of 30% in 2016, with further weakening of approximately 10% in 2017 before rebounding by nearly 20% in 2018. Our expectation is that our ongoing improvements and cost reduction efforts will catch up to our lower sales levels in 2017, thus stabilizing our gross margins. While fourth quarter product sales are expected to be lower, we anticipate stronger fourth quarter tooling sales than the prior year period as we continue to complete tooling projects for new and replacement programs. Ultimately, we are confident in our ability to profitably manage through this down-cycle as we have with previous downturns over the past 20 years.”

“Diversification into new markets, as well as new materials and processes remains an important part of our strategy to mitigate the impact of the inevitable down-cycles in the heavy duty-truck market. We plan to accomplish this both organically, as well as through acquisitions, by utilizing our strong balance sheet and free cash flow. Additionally, the heavy-duty truck market will continue to be a major part of our business and analysts project a strong rebound in this market over the next several years. With our significant position in the truck market, and the progress we are making expanding our end markets and manufacturing capabilities, we remain optimistic in our ability to deliver long-term profitable growth and returns to our shareholders,” Mr. Barnett concluded.

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Except as required by law, Core Molding Technologies, Inc. undertakes no obligation to update these forward looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Company’s 2015 Annual Report to stockholders on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales:
Products	$33,816	$44,243	$113,159	$145,612
Tooling	7,520	3,806	12,651	6,893
Total net sales	41,336	48,049	125,810	152,505

Total cost of sales	35,755	39,738	105,043	124,186

Gross margin	5,581	8,311	20,767	28,319

Total selling, general and administrative expense	3,924	4,409	12,361	13,294

Income before interest and taxes	1,657	3,902	8,406	15,025

Interest expense	67	95	233	237

Income before income taxes	1,590	3,807	8,173	14,788

Income tax expense	561	1,323	2,794	5,069

Net income	$1,029	$2,484	$5,379	$9,719

Net income per common share:
Basic	$0.13	$0.33	$0.71	$1.28
Diluted	$0.13	$0.33	$0.7	$1.27
Weighted average shares outstanding:
Basic	7,635	7,597	7,616	7,578
Diluted	7,667	7,625	7,649	7,623

Condensed Consolidated Balance Sheets
(in thousands)

	As of 9/30/2016 (Unaudited)	As of 12/31/2015
Assets:
Cash	$24,311	$8,943
Accounts Receivable	21,190	36,886
Inventories	11,325	13,697
Other Current Assets	2,786	3,158
Property, Plant and Equipment, net	71,212	74,103
Goodwill	2,403	2,403
Intangibles, net	575	613
Total Assets	$133,802	$139,803

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,714
Accounts Payable	9,704	13,481
Compensation and Related Benefits	5,187	8,474
Tooling in Progress	1,072	2,271
Current Portion of Post-Retirement Benefits Liability	1,088	1,088
Accrued Liabilities and Other	1,501	2,122
Long-Term Debt	7,500	9,750
Deferred Tax Liability	2,252	2,252
Post Retirement Benefits Liability	7,890	7,918
Stockholders' Equity	94,608	88,733
Total Liabilities and Stockholders' Equity	$133,802	$139,803